Exhibit 99.1

KONTOOR BRANDS REPORTS 2024 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2025 OUTLOOK

Fourth Quarter 2024 Highlights
•Revenue of $699 million increased 4 percent compared to prior year (5 percent on a constant currency basis)
•Reported gross margin was 43.7 percent. Adjusted gross margin of 44.7 percent increased 160 basis points compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Reported operating income was $84 million. Adjusted operating income of $101 million increased 17 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Reported EPS was $1.14. Adjusted EPS of $1.38 increased 2 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted EPS in the prior year was positively impacted by a discrete tax benefit. Excluding these impacts, adjusted EPS increased approximately 23 percent
•Inventory decreased 22 percent compared to prior year
•As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share

Full Year 2024 Highlights
•Revenue of $2.61 billion was consistent with prior year
•Reported gross margin was 44.5 percent. Adjusted gross margin of 45.1 percent increased 260 basis points compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Reported operating income was $342 million. Adjusted operating income of $381 million increased 9 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Reported EPS was $4.36. Adjusted EPS of $4.89 increased 10 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period
•Adjusted return on invested capital of 32 percent increased 550 basis points compared to prior year
•Returned a total of $198 million to shareholders through a combination of share repurchases and dividends

Full Year 2025 Outlook
•Outlook excludes the expected revenue, earnings and cash flow contribution from Helly Hansen
•Revenue expected to be in the range of $2.63 billion to $2.69 billion, representing an increase of 1 percent to 3 percent compared to prior year
•Adjusted gross margin expected to be in the range of 45.3 percent to 45.5 percent, representing an increase of 20 to 40 basis points compared to prior year on an adjusted basis
•Adjusted operating income expected to be in the range of $400 million to $408 million, representing an increase of 5 percent to 7 percent compared to prior year on an adjusted basis
•Adjusted EPS expected to be in the range of $5.20 to $5.30, representing an increase of 6 percent to 8 percent compared to prior year on an adjusted basis. Full year adjusted EPS does not contemplate the benefit of share repurchases as a result of the previously announced acquisition of Helly Hansen
•Cash from operations is expected to exceed $300 million

GREENSBORO, N.C. - February 25, 2025 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and full year ended December 28, 2024.

“2024 was a landmark year for Kontoor driven by continued market share gains, accelerating business fundamentals, increasing capital allocation optionality, and strong returns for our shareholders,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors. “Our better than expected fourth quarter was driven by stronger revenue, earnings, and cash generation. I want to thank our colleagues around the globe, who continue to execute at a high level. We enter 2025 from a position of strength and I am confident we are well positioned to deliver another year of strong value creation.”

Fourth Quarter 2024 Income Statement Review

Revenue was $699 million and increased 4 percent (5 percent increase in constant currency) compared to prior year. The increase was driven by 9 percent growth in global direct-to-consumer and 4 percent growth in wholesale.

U.S. revenue was $569 million and increased 6 percent compared to prior year. U.S. wholesale revenue increased 5 percent. Direct-to-consumer increased 11 percent driven by a 16 percent increase in digital and a 1 percent increase in brick-and-mortar retail.

International revenue was $130 million and decreased 1 percent (1 percent increase in constant currency) compared to prior year. International wholesale decreased 4 percent (1 percent decrease in constant currency) and direct-to-consumer increased 5 percent, with a 15 percent increase in digital partially offset by a 3 percent decrease in owned brick-and-mortar retail. Europe increased 1 percent, with a 5 percent increase in direct-to-consumer partially offset by a 1 percent decrease in wholesale. Asia decreased 2 percent, with a 4 percent increase in direct-to-consumer more than offset by an 8 percent decrease in wholesale. Non-U.S. Americas decreased 4 percent.

Wrangler brand global revenue was $503 million and increased 9 percent compared to prior year. Wrangler U.S. revenue increased 9 percent, driven by a 9 percent increase in both direct-to-consumer and wholesale. Wrangler international revenue increased 7 percent (9 percent increase in constant currency), driven by a 7 percent increase (9 percent increase in constant currency) in wholesale and an 8 percent increase in direct-to-consumer.

Lee brand global revenue was $194 million and decreased 6 percent compared to prior year. Lee U.S. revenue decreased 6 percent driven by a 10 percent decrease in wholesale partially offset by an 18 percent increase in direct-to-consumer. Lee international revenue decreased 6 percent (4 percent decrease in constant currency) driven by an 11 percent decrease (8 percent decrease in constant currency) in wholesale partially offset by a 5 percent increase in direct-to-consumer.

Gross margin increased 200 basis points to 43.7 percent on a reported basis and increased 160 basis points to 44.7 percent on an adjusted basis compared to prior year adjusted results, excluding the out-of-period duty charge in that period. Adjusted gross margin expansion was driven by the benefits from lower product costs, supply chain efficiencies and direct-to-consumer mix, partially offset by targeted pricing actions included in our plan.

Selling, General & Administrative (SG&A) expenses were $221 million, or 31.6 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $211 million, representing an increase of 5 percent compared to prior year on an adjusted basis, driven by an increase in demand creation investments and volume-related variable expenses, partially offset by lower distribution expenses.

Operating income was $84 million on a reported basis. On an adjusted basis, operating income was $101 million and increased 17 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted operating margin of 14.5 percent increased 160 basis points compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period.

Earnings per share (EPS) was $1.14 on a reported basis. On an adjusted basis, EPS was $1.38 compared to adjusted EPS of $1.35 in prior year, excluding the out-of-period duty charge in that period, representing an increase of 2 percent. Adjusted EPS in the prior year was positively impacted by a discrete tax benefit. Excluding these impacts, adjusted EPS increased approximately 23 percent.

Full Year 2024 Income Statement Review

Revenue was $2.61 billion and was consistent with prior year. Growth in the U.S. and global direct-to-consumer was offset by a decline in international wholesale revenue.

U.S. revenue was $2.09 billion and increased 1 percent compared to prior year. U.S. wholesale revenue increased 1 percent driven by expanded distribution, market share gains and strength in point-of-sale, partially offset by retailer inventory management actions. Direct-to-consumer increased 5 percent driven by 8 percent growth in digital partially offset by a 1 percent decrease in brick-and-mortar retail.

International revenue was $521 million and decreased 5 percent compared to prior year. International wholesale decreased 7 percent and direct-to-consumer increased 3 percent, with a 15 percent increase in digital partially offset by a 6 percent decrease in owned brick-and-mortar retail. Europe decreased 5 percent, with a 7 percent increase in direct-to-consumer more than offset by an 8 percent decrease in wholesale. Asia decreased 5 percent driven by a 1 percent decrease in direct-to-consumer and a 7 percent decrease in wholesale. Non-U.S. Americas decreased 4 percent.

Wrangler brand global revenue was $1.81 billion and increased 3 percent compared to prior year. Wrangler U.S. revenue increased 3 percent, driven by growth in direct-to-consumer and wholesale. Wrangler international revenue decreased 1 percent, driven by a 3 percent decrease in wholesale partially offset by a 14 percent increase in direct-to-consumer.

Lee brand global revenue was $791 million and decreased 6 percent compared to prior year. Lee U.S. revenue decreased 5 percent driven by a decline in wholesale and brick-and-mortar retail, partially offset by growth in digital. Lee international revenue decreased 7 percent driven by declines in wholesale and brick-and-mortar retail, partially offset by growth in digital.

Gross margin increased 280 basis points to 44.5 percent on a reported basis and increased 260 basis points to 45.1 percent on an adjusted basis compared to prior year adjusted results, excluding the out-of-period duty charge in that period. Adjusted gross margin expansion was driven by the benefits from lower product costs, direct-to-consumer mix and supply chain efficiencies, partially offset by lower pricing.

Selling, General & Administrative (SG&A) expenses were $819 million, or 31.4 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses were $796 million, representing an increase of 5 percent compared to prior year on an adjusted basis, driven by an increase in demand creation and investments in our direct-to-consumer and technology platforms, partially offset by lower distribution expenses.

Operating income was $342 million on a reported basis. On an adjusted basis, operating income was $381 million and increased 9 percent compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period. Adjusted operating margin of 14.6 percent increased 130 basis points compared to prior year on an adjusted basis, excluding the out-of-period duty charge in that period.

Earnings per share (EPS) was $4.36 on a reported basis. On an adjusted basis, EPS was $4.89 compared to adjusted EPS of $4.45 in prior year, excluding the out-of-period duty charge in that period, representing an increase of 10 percent.

Balance Sheet and Liquidity Review

The Company ended fiscal 2024 with $334 million in cash and cash equivalents, and $740 million in long-term debt.

Inventory at the end of fiscal 2024 was $390 million, representing a 22 percent decrease compared to prior year.

At the end of fiscal 2024, the Company had no outstanding borrowings under the Revolving Credit Facility and $494 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.52 per share, payable on March 20, 2025, to shareholders of record at the close of business on March 10, 2025.

The Company returned a total of $198 million to shareholders through share repurchases and dividends during 2024. In addition, the Company made a $25 million voluntary early term loan repayment during 2024. The Company has $215 million remaining under its authorized share repurchase program.

2025 Outlook

The Company’s outlook does not yet include the expected revenue, earnings and cash flow contribution from the acquisition of Helly Hansen, which is anticipated to close during the second quarter of 2025.

“Our outlook reflects continued revenue growth, market share gains, gross margin expansion, strong operating earnings and cash generation. The scaling benefits of Project Jeanius will support increased investment in our brands and platforms, and further enhance our best-in-class return on invested capital,” said Scott Baxter, President, Chief Executive Officer and Chairman of the Board of Directors.

“The fundamentals of our business remain strong and the acquisition of Helly Hansen will further enhance our TSR model and provide the opportunity for even stronger value creation moving forward. We are mindful of the uncertain environment and will continue to manage the business conservatively, but we are confident in our ability to drive strong shareholder returns in 2025 and beyond,” added Baxter.

The Company’s 2025 outlook includes the following assumptions:

•Revenue is expected to be in the range of $2.63 billion to $2.69 billion, reflecting growth of 1 percent to 3 percent compared to prior year. The Company’s revenue outlook includes an approximate 1 percent negative impact from unfavorable foreign currency exchange rates. The revenue outlook also includes the impact of a 53rd week, which is not expected to meaningfully benefit 2025 revenue on a full year basis. The Company expects revenue growth to be driven by market share gains, channel and category expansion, expanded distribution, and the benefit from increased demand creation and other brand investments. The Company expects these growth drivers to be partially offset by conservative retailer inventory management and more tempered consumer spending around the globe.

The Company expects first half revenue growth to be consistent with the full year, including an approximate 1 percent negative impact from unfavorable foreign currency exchange rates compared to the Company’s prior preliminary outlook. The Company expects first half revenue growth to be weighted to the second quarter due to the timing of seasonal programs and new distribution gains.

•Adjusted gross margin is expected to be in the range of 45.3 percent to 45.5 percent, representing an increase of 20 to 40 basis points compared to adjusted gross margin in prior year. Gross margin expansion is driven by the benefits of Project Jeanius, favorable mix and other supply chain efficiencies, partially offset by higher product costs.

•Adjusted SG&A is expected to increase at a low-single digit rate compared to adjusted SG&A in prior year. The Company will continue to invest in its brands and capabilities in support of long-term profitable growth, including demand creation, product development, direct-to-consumer and international expansion, partially offset by the benefits of Project Jeanius.

•Adjusted operating income is expected to be in the range of $400 million to $408 million, representing an increase of 5 percent to 7 percent compared to prior year on an adjusted basis.

•Adjusted EPS is expected to be in the range of $5.20 to $5.30, representing an increase of 6 percent to 8 percent compared to the prior year on an adjusted basis and includes the negative impact from unfavorable foreign currency exchange rates. The Company’s adjusted EPS outlook does not contemplate or include the benefit of share repurchases as a result of the previously announced acquisition of Helly Hansen.

The Company expects first half adjusted EPS growth to be modestly above the expected growth rate for the full year.

•Capital expenditures are expected to be approximately $35 million.

•For the full year, the Company expects an effective tax rate of approximately 20 percent. Interest expense is expected to approximate $30 million. Other Expense is expected to approximate $11 million. Average shares outstanding are expected to be approximately 56 million.

•The Company expects cash flow from operations to exceed $300 million.

•The Company is raising its outlook for the run-rate benefit from Project Jeanius to greater than $100 million ($100 million prior). The Company expects to achieve full run-rate savings by the end of 2026. The 2025 benefits of Project Jeanius are included in the Company’s outlook.

•The Company’s outlook does not yet include the expected revenue, earnings and cash flow contribution from the acquisition of Helly Hansen. Based on an anticipated close in the second quarter of 2025, the Company expects the acquisition of Helly Hansen to contribute approximately $0.15 to full year adjusted EPS with expected accretion in 2026 to materially increase. The expected contribution from Helly Hansen does not include the benefit from anticipated synergies.

•The Company’s outlook does not contemplate or include any impact from potential changes in tariffs.

This release refers to “adjusted” amounts from 2024 and 2023 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. As previously disclosed, fourth quarter 2023 results included a $6 million duty charge related to prior periods and full year 2023 results included a $14 million duty charge related to prior years. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Webcast Information

Kontoor Brands will host its fourth quarter and full year 2024 conference call beginning at 8:30 a.m. Eastern Time today, February 25, 2025. The conference will be broadcast live via the

Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2024 represent charges related to business optimization activities and actions to streamline and transfer select production within our internal manufacturing network. Adjustments during 2023 represent charges related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and optimizing and globalizing our operating model. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including elevated interest rates, moderating inflation, fluctuating foreign currency exchange rates, global supply chain issues and inconsistent consumer demand, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in completing the acquisition of Helly Hansen, in successfully integrating it and/or in achieving the expected growth, cost savings and/or synergies from such acquisition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; changes to trade policy, including tariff and import/export regulations; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company’s implementation of Project Jeanius; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company’s financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars and shares in thousands, except per share amounts)	2024	2023	Change	2024	2023	Change
Net revenues	$699,284	$669,800	4%	$2,607,578	$2,607,472	—%
Costs and operating expenses
Cost of goods sold	393,728	390,390	1%	1,446,008	1,519,635	(5)%
Selling, general and administrative expenses	221,261	203,969	8%	819,281	768,568	7%
Total costs and operating expenses	614,989	594,359	3%	2,265,289	2,288,203	(1)%
Operating income	84,295	75,441	12%	342,289	319,269	7%
Interest expense	(9,972)	(10,018)	—%	(40,824)	(40,408)	1%
Interest income	3,143	1,717	83%	11,149	3,791	194%
Other expense, net	(1,952)	(1,611)	21%	(11,191)	(10,753)	4%
Income before income taxes	75,514	65,529	15%	301,423	271,899	11%
Income taxes	11,536	(3,242)	456%	55,621	40,905	36%
Net income	$63,978	$68,771	(7)%	$245,802	$230,994	6%
Earnings per common share
Basic	$1.16	$1.23		$4.42	$4.13
Diluted	$1.14	$1.21		$4.36	$4.06
Weighted average shares outstanding
Basic	55,232	55,955		55,549	55,961
Diluted	56,036	56,982		56,321	56,931
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2024 and December 2023 correspond to the 13-week and 52-week fiscal periods ended December 28, 2024 and December 30, 2023, respectively. References to December 2024 and December 2023 relate to the balance sheets as of December 28, 2024 and December 30, 2023, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2024	December 2023
ASSETS
Current assets
Cash and cash equivalents	$334,066	$215,050
Accounts receivable, net	243,660	217,673
Inventories	390,209	500,353
Prepaid expenses and other current assets	96,346	110,808
Total current assets	1,064,281	1,043,884
Property, plant and equipment, net	103,300	112,045
Operating lease assets	47,171	54,812
Intangible assets, net	11,232	12,497
Goodwill	208,787	209,862
Deferred income taxes	76,065	75,081
Other assets	139,703	137,258
TOTAL ASSETS	$1,650,539	$1,645,439
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$—	$20,000
Accounts payable	179,680	180,220
Accrued and other current liabilities	193,335	171,414
Operating lease liabilities, current	20,890	21,003
Total current liabilities	393,905	392,637
Operating lease liabilities, noncurrent	29,955	36,753
Deferred income taxes	5,722	5,611
Other liabilities	80,587	74,604
Long-term debt	740,315	763,921
Total liabilities	1,250,484	1,273,526
Commitments and contingencies
Total equity	400,055	371,913
TOTAL LIABILITIES AND EQUITY	$1,650,539	$1,645,439

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$245,802	$230,994
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	42,635	38,046
Stock-based compensation	26,585	16,725
Other, including working capital changes	53,208	70,784
Cash provided by operating activities	368,230	356,549
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(18,788)	(27,366)
Capitalized computer software	(3,334)	(10,018)
Other	(138)	(1,754)
Cash used by investing activities	(22,260)	(39,138)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	288,000
Repayments under revolving credit facility	—	(288,000)
Repayments of term loan	(45,000)	(10,000)
Repurchases of Common Stock	(85,677)	(30,111)
Dividends paid	(112,060)	(108,574)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	2,382	284
Other	—	(7,297)
Cash used by financing activities	(240,355)	(155,698)
Effect of foreign currency rate changes on cash and cash equivalents	13,401	(5,842)
Net change in cash and cash equivalents	119,016	155,871
Cash and cash equivalents – beginning of period	215,050	59,179
Cash and cash equivalents – end of period	$334,066	$215,050

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$503,143	$460,959	9%	9%
Lee	193,540	205,836	(6)%	(5)%
Total reportable segment revenues	696,683	666,795	4%	5%
Other revenues (b)	2,601	3,005	(13)%	(13)%
Total net revenues	$699,284	$669,800	4%	5%
Segment profit:
Wrangler	$105,551	$83,882	26%	26%
Lee	17,846	20,675	(14)%	(13)%
Total reportable segment profit	$123,397	$104,557	18%	18%
Corporate and other expenses	(40,495)	(30,260)	34%	34%
Interest expense	(9,972)	(10,018)	—%	—%
Interest income	3,143	1,717	83%	81%
Loss related to other revenues (b)	(559)	(467)	20%	20%
Income before income taxes	$75,514	$65,529	15%	15%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2024	2023
Segment revenues:
Wrangler	$1,805,989	$1,754,130	3%	3%
Lee	790,625	842,520	(6)%	(6)%
Total reportable segment revenues	2,596,614	2,596,650	—%	—%
Other revenues (b)	10,964	10,822	1%	1%
Total net revenues	$2,607,578	$2,607,472	—%	—%
Segment profit:
Wrangler	$366,309	$307,521	19%	19%
Lee	89,662	98,148	(9)%	(9)%
Total reportable segment profit	$455,971	$405,669	12%	12%
Corporate and other expenses	(123,240)	(96,075)	28%	28%
Interest expense	(40,824)	(40,408)	1%	1%
Interest income	11,149	3,791	194%	193%
Loss related to other revenues (b)	(1,633)	(1,078)	51%	51%
Income before income taxes	$301,423	$271,899	11%	11%
(a) Refer to constant currency definition on the following pages.
(b) We report an “Other” category to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Chic®, Rock & Republic®, other company-owned brands and private label apparel, and the associated costs.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$503,143	$851	$503,994
Lee	193,540	1,928	195,468
Total reportable segment revenues	696,683	2,779	699,462
Other revenues	2,601	—	2,601
Total net revenues	$699,284	$2,779	$702,063
Segment profit:
Wrangler	$105,551	$70	$105,621
Lee	17,846	44	17,890
Total reportable segment profit	$123,397	$114	$123,511
Corporate and other expenses	(40,495)	3	(40,492)
Interest expense	(9,972)	(3)	(9,975)
Interest income	3,143	(35)	3,108
Loss related to other revenues	(559)	—	(559)
Income before income taxes	$75,514	$79	$75,593

	Twelve Months Ended December 2024
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,805,989	$(350)	$1,805,639
Lee	790,625	2,491	793,116
Total reportable segment revenues	2,596,614	2,141	2,598,755
Other revenues	10,964	—	10,964
Total net revenues	$2,607,578	$2,141	$2,609,719
Segment profit:
Wrangler	$366,309	$(389)	$365,920
Lee	89,662	(49)	89,613
Total reportable segment profit	$455,971	$(438)	$455,533
Corporate and other expenses	(123,240)	(72)	(123,312)
Interest expense	(40,824)	(3)	(40,827)
Interest income	11,149	(41)	11,108
Loss related to other revenues	(1,633)	1	(1,632)
Income before income taxes	$301,423	$(553)	$300,870
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(Dollars in thousands, except per share amounts)	2024	2023

Cost of goods sold - as reported under GAAP	$393,728	$390,390
Restructuring and transformation costs (a)	(7,184)	(3,437)
Adjusted cost of goods sold	$386,544	$386,953

Selling, general and administrative expenses - as reported under GAAP	$221,261	$203,969
Restructuring and transformation costs (a)	(9,857)	(2,097)
Adjusted selling, general and administrative expenses	$211,404	$201,872

Diluted earnings per share - as reported under GAAP	$1.14	$1.21
Restructuring and transformation costs (a)	0.24	0.07
Adjusted diluted earnings per share	$1.38	$1.28

Net income - as reported under GAAP	$63,978	$68,771
Income taxes	11,536	(3,242)
Interest expense	9,972	10,018
Interest income	(3,143)	(1,717)
EBIT	$82,343	$73,830
Depreciation and amortization	13,583	10,641
EBITDA	$95,926	$84,471
Restructuring and transformation costs (a)	17,041	5,534
Adjusted EBITDA	$112,967	$90,005
As a percentage of total net revenues	16.2%	13.4%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(Dollars in thousands, except per share amounts)	2024	2023

Cost of goods sold - as reported under GAAP	$1,446,008	$1,519,635
Restructuring and transformation costs (a)	(15,453)	(5,791)
Adjusted cost of goods sold	$1,430,555	$1,513,844

Selling, general and administrative expenses - as reported under GAAP	$819,281	$768,568
Restructuring and transformation costs (a)	(22,886)	(8,536)
Adjusted selling, general and administrative expenses	$796,395	$760,032

Diluted earnings per share - as reported under GAAP	$4.36	$4.06
Restructuring and transformation costs (a)	0.53	0.20
Adjusted diluted earnings per share	$4.89	$4.26

Net income - as reported under GAAP	$245,802	$230,994
Income taxes	55,621	40,905
Interest expense	40,824	40,408
Interest income	(11,149)	(3,791)
EBIT	$331,098	$308,516
Depreciation and amortization	42,635	38,046
EBITDA	$373,733	$346,562
Restructuring and transformation costs (a)	38,339	14,327
Adjusted EBITDA	$412,072	$360,889
As a percentage of total net revenues	15.8%	13.8%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2024		2023
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$699,284	$699,284	$669,800	$669,800

Gross margin	$305,556	$312,740	$279,410	$282,847
As a percentage of total net revenues	43.7%	44.7%	41.7%	42.2%

Selling, general and administrative expenses	$221,261	$211,404	$203,969	$201,872
As a percentage of total net revenues	31.6%	30.2%	30.5%	30.1%

Operating income	$84,295	$101,336	$75,441	$80,975
As a percentage of total net revenues	12.1%	14.5%	11.3%	12.1%
Earnings per share - diluted	$1.14	$1.38	$1.21	$1.28

	Twelve Months Ended December
	2024		2023
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,607,578	$2,607,578	$2,607,472	$2,607,472

Gross margin	$1,161,570	$1,177,023	$1,087,837	$1,093,628
As a percentage of total net revenues	44.5%	45.1%	41.7%	41.9%

Selling, general and administrative expenses	$819,281	$796,395	$768,568	$760,032
As a percentage of total net revenues	31.4%	30.5%	29.5%	29.1%

Operating income	$342,289	$380,628	$319,269	$333,596
As a percentage of total net revenues	13.1%	14.6%	12.2%	12.8%
Earnings per common share - diluted	$4.36	$4.89	$4.06	$4.26
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2024
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$404,358	$93,701	$2,369	$500,428
Non-U.S. Wholesale	40,776	51,760	—	92,536
Direct-to-Consumer	58,009	48,079	232	106,320
Total	$503,143	$193,540	$2,601	$699,284

Geographic revenues
U.S.	$455,317	$111,236	$2,601	$569,154
International	47,826	82,304	—	130,130
Total	$503,143	$193,540	$2,601	$699,284

	Twelve Months Ended December 2024
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,460,102	$414,803	$10,200	$1,885,105
Non-U.S. Wholesale	177,107	222,308	—	399,415
Direct-to-Consumer	168,780	153,514	764	323,058
Total	$1,805,989	$790,625	$10,964	$2,607,578

Geographic revenues
U.S.	$1,602,413	$473,672	$10,964	$2,087,049
International	203,576	316,953	—	520,529
Total	$1,805,989	$790,625	$10,964	$2,607,578

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2023
	Revenues - As Reported
(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$369,611	$103,609	$2,756	$475,976
Non-U.S. Wholesale	38,099	58,203	—	96,302
Direct-to-Consumer	53,249	44,024	249	97,522
Total	$460,959	$205,836	$3,005	$669,800

Geographic revenues
U.S.	$416,310	$118,526	$3,005	$537,841
International	44,649	87,310	—	131,959
Total	$460,959	$205,836	$3,005	$669,800

	Twelve Months Ended December 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,418,102	$440,690	$10,149	$1,868,941
Non-U.S. Wholesale	181,766	246,873	10	428,649
Direct-to-Consumer	154,262	154,957	663	309,882
Total	$1,754,130	$842,520	$10,822	$2,607,472

Geographic revenues
U.S.	$1,549,051	$500,816	$10,812	$2,060,679
International	205,079	341,704	10	546,793
Total	$1,754,130	$842,520	$10,822	$2,607,472

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended December
	2024	2023	2024 to 2023
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$455,317	$416,310	9%	9%
Lee U.S.	111,236	118,526	(6)%	(6)%
Other U.S.	2,601	3,005	(13)%	(13)%
Total U.S. revenues	$569,154	$537,841	6%	6%

Wrangler International	$47,826	$44,649	7%	9%
Lee International	82,304	87,310	(6)%	(4)%
Total International revenues	$130,130	$131,959	(1)%	1%

Global Wrangler	$503,143	$460,959	9%	9%
Global Lee	193,540	205,836	(6)%	(5)%
Global Other	2,601	3,005	(13)%	(13)%
Total revenues	$699,284	$669,800	4%	5%

	Twelve Months Ended December
	2024	2023	2024 to 2023
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$1,602,413	$1,549,051	3%	3%
Lee U.S.	473,672	500,816	(5)%	(5)%
Other U.S.	10,964	10,812	1%	1%
Total U.S. revenues	$2,087,049	$2,060,679	1%	1%

Wrangler International	$203,576	$205,079	(1)%	(1)%
Lee International	316,953	341,704	(7)%	(7)%
Other International	—	10	(100)%	(100)%
Total International revenues	$520,529	$546,793	(5)%	(4)%

Global Wrangler	$1,805,989	$1,754,130	3%	3%
Global Lee	790,625	842,520	(6)%	(6)%
Global Other	10,964	10,822	1%	1%
Total revenues	$2,607,578	$2,607,472	—%	—%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Adjusted Return on Invested Capital (Non-GAAP)
(Unaudited)

(Dollars in thousands)	Twelve Months Ended December
Numerator	2024	2023
Net income	$245,802	$230,994
Plus: Income taxes	55,621	40,905
Plus: Interest income (expense), net	29,675	36,617
EBIT	$331,098	$308,516
Plus: Restructuring and transformation costs (a)	38,339	14,327
Plus: Operating lease interest (b)	1,322	1,190
Adjusted EBIT	$370,759	$324,033
Adjusted effective income tax rate (c)	19%	15%
Adjusted net operating profit after taxes	$300,239	$274,378

Denominator	December 2024	December 2023	December 2022
Equity	$400,055	$371,913	$250,757
Plus: Current portion of long-term debt and other borrowings	—	20,000	17,280
Plus: Noncurrent portion of long-term debt	740,315	763,921	782,619
Plus: Operating lease liabilities (d)	50,845	57,756	51,404
Less: Cash and cash equivalents	(334,066)	(215,050)	(59,179)
Invested capital	$857,149	$998,540	$1,042,881
Average invested capital (e)	$927,845	$1,020,711

Net income to average debt and equity (f)	21.4%	20.9%
Adjusted return on invested capital	32.4%	26.9%
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(b) Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
(c) Effective income tax rate adjusted for restructuring and transformation costs and the corresponding tax impact. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(d) Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
(e) The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
(f) Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended December 2024, restructuring and transformation costs included $9.9 million related to business optimization activities and $7.1 million related to streamlining and transferring select production within our internal manufacturing network. During the twelve months ended December 2024, restructuring and transformation costs included $25.2 million related to business optimization activities and $13.1 million related to streamlining and transferring select production within our internal manufacturing network.
During the three months ended December 2023, restructuring costs included $3.3 million related to streamlining and transferring select production within our internal manufacturing network, $1.5 million related to optimizing and globalizing our operating model and $0.7 million related to reductions in our global workforce. During the twelve months ended December 2023, restructuring costs included $7.3 million related to reductions in our global workforce, $4.5 million related to streamlining and transferring select production within our internal manufacturing network and $2.5 million related to optimizing and globalizing our operating model.
During the three months ended December 2024 and December 2023, total restructuring and transformation costs resulted in a corresponding tax impact of $3.9 million and $1.5 million, respectively. During the twelve months ended December 2024 and December 2023, total restructuring and transformation costs resulted in a corresponding tax impact of $9.0 million and $3.0 million, respectively.